CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 29 to Registration Statement No. 33-23223 on Form N-1A of our report dated September 12, 2008, relating to the financial statements and financial highlights of Oppenheimer Cash Reserves, appearing in the Annual Report on Form N-CSR of Oppenheimer Cash Reserves for the year ended July 31, 2008, and to the references to us under the headings “Independent Registered Public Accounting Firm” in the Statement of Additional Information and “Financial Highlights” in the Prospectus, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

November 24, 2008